                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Cypress Bioscience, Inc. (formerly LMRE Corporation) (the "Company") on Form S-8 dated June 21, 1996 registering shares of Common Stock issuable pursuant to the Company's 1996 Equity Incentive Plan, stock options issued outside the 1988 Nonqualified Stock Option Plan and 1996 Equity Incentive Plan, Incentive Stock Option and Appreciation Plan, and the 1988 Nonqualified Stock Option Plan, of our report dated March 15, 1994, on our audit of the consolidated statements of operations, cash flows and stockholders' equity of Cypress Bioscience, Inc. for the year ended December 31, 1993 included in its Annual Report on Form 10-K/A for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


/s/ Coopers & Lybrand L.L.P

Seattle, Washington
June 21, 1996